                                                                    Exhibit 12.1

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                   TWO MONTHS
                                                      ENDED
                                                  DECEMBER 31,               DECEMBER 31,
                                        ----------------------   -----------------------------------
                                                       (in thousands, except ratios)
                                          2000        2000        2001     2002      2003      2004
                                        -------   ------------   ------   ------   -------   -------

Income before income tax expense       $(29,058)     (5,265)      1,205   12,857    81,466    94,592

Add minority interest in consolidated
subsidiaries that have fixed charges   $                                     347       618       615
Add fixed charges                      $ 34,248       9,363      54,010   48,565    30,468    36,068
                                        -------      ------      ------   ------   -------   -------
                             Earnings  $  5,190       4,098      55,215   61,769   112,552   131,275
                                        -------      ------      ------   ------   -------   -------

Fixed charges:
1/3 rent                               $  3,017         573       3,647    3,723     4,071     5,116
Interest                               $ 31,231       8,790      50,363   44,842    26,397    30,952
                                        -------      ------      ------   ------   -------   -------
                  Total fixed charges  $ 34,248       9,363      54,010   48,565    30,468    36,068
                                        -------      ------      ------   ------   -------   -------

Ratio of earnings to fixed charges          0.2         0.4         1.0      1.3       3.7       3.6

Earnings shortfall                     $ 29,058       5,265

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